Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 9, 2007, accompanying the financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Health Grades, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Health Grades, Inc. on Form S-3 (File No. 333-124288) and on Forms S-8 (File No. 333-82398, effective February 8, 2002, File No. 333-42986, effective August 3, 2000, File No. 333-61717, effective August 18, 1998, and File No. 333-36933, effective October 1, 1997).
/s/ GRANT THORNTON LLP
Denver, Colorado
March 9, 2007